Exhibit 99.1

           MERCURY GENERAL CORPORATION ANNOUNCES FIRST QUARTER RESULTS

    LOS ANGELES, May 2 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today net income of $60.4 million, or $1.10 per share (diluted), in the first quarter 2005 compared with $68.8 million, or $1.26 per share (diluted), in the same period for 2004. Included in net income are net realized investment gains, net of tax, of $2.7 million, or $0.05 per share (diluted), in the first quarter of 2005 compared with net realized investment gains, net of tax, of $3.7 million, or $0.07 per share (diluted), for the same period in 2004.

    Company-wide net premiums written were $729.8 million in the first quarter 2005, a 15.8% increase over first quarter 2004 net premiums written of $630.3 million. California net premiums written were $526.1 million in the quarter, an increase of 5.2% over 2004. Non-California net premiums written were $203.8 million in the quarter, a 56.5% increase over 2004. Non-California net premiums written represented 27.9% of the Company's total first quarter net premiums written, up from 20.7% in the first quarter of 2004.

    The Company's combined ratio (GAAP basis) was 92.6% in the first quarter of 2005 compared with 89.1% in the same period for 2004. During the first quarter of 2005, the loss ratio was negatively impacted by increased loss frequency, particularly in the homeowners line of business, caused by near record rainfall in the state of California. Positive development on prior period loss reserves was approximately $20 million and $15 million, respectively, for the periods ending March 31, 2005 and March 31, 2004.

    Net investment income of $28.8 million (after tax $25.0 million) in the first quarter of 2005 increased by 12% over the same period in 2004. The after-tax yield on investment income was 3.4% on average assets of $2.9 billion (fixed maturities and equities at cost) for the quarter. This compares with an after tax yield on investment income of 3.7% on average investments of $2.5 billion (fixed maturities and equities at cost) for the same period in 2004.

    The Board of Directors declared a second quarter dividend of $0.43 per share, representing a 16% increase over the quarterly dividend amount paid in 2004. The dividend is to be paid on June 30, 2005 to shareholders of record on June 15, 2005. The Company's book value per share at March 31, 2005 was $27.21.

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    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA),
(706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through May 9, 2005. The replay telephone numbers are (800) 642-1687 (USA) or
(706) 645-9291 (International). The conference ID# is 5582558. The replay will also be available on the Company's website shortly following the call.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions in the markets serviced by the Company; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; inflation and changes in economic conditions; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company's success in expanding its business in states outside of California; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Mercury General Corporation
    Information Regarding Non-GAAP Measures
    The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

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    Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is meant as supplemental information and is not intended to replace Net premiums earned. It should be read in conjunction with the GAAP financial results.

    Paid losses and loss adjustment expenses is the portion of Incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is meant as supplemental information and is not intended to replace Incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results.

                  Mercury General Corporation and Subsidiaries
                          Summary of Operating Results
                        (000's) except per-share amounts
                                   (unaudited)

                                                     Quarter Ended March 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
Net premiums written                               $    729,830   $    630,283
Net premiums earned                                     684,714        591,937
Paid losses and loss adjustment expenses                424,672        362,906
Incurred losses and loss adjustment expenses            448,246        371,996
Net investment income                                    28,785         25,728
Net realized investment gains, net of tax                 2,740          3,688
Net income                                         $     60,424   $     68,816

Basic average shares outstanding                         54,535         54,430

Diluted average shares outstanding                       54,717         54,607

Basic Per Share Data
Net income                                         $       1.11   $       1.26

Net realized investment gains, net of tax          $       0.05   $       0.07

Diluted Per Share Data
Net income                                         $       1.10   $       1.26

Net realized investment gains, net of tax          $       0.05   $       0.07

Operating Ratios--GAAP (a) Basis
Loss ratio                                                 65.5%          62.8%
Expense ratio                                              27.1%          26.3%
Combined ratio                                             92.6%          89.1%

Reconciliations of Operating Measures to
 Comparable GAAP (a) Measures

Net premiums written                               $    729,830   $    630,283
Increase in unearned premiums                           (45,116)       (38,346)
Net premiums earned                                $    684,714   $    591,937

Paid losses and loss adjustment expenses           $    424,672   $    362,906
Increase in net losses and loss adjustment
 expense reserves                                        23,574          9,090
Incurred losses and loss adjustment expenses       $    448,246   $    371,996

(a) Generally Accepted Accounting Principles

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                  Mercury General Corporation and Subsidiaries
                         Other Supplemental Information
                              (000's) except ratios
                                   (unaudited)

                                                    Quarter ending, March 31,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
Total California Operations (1)
Net Premiums Written                               $    526,079   $    500,098
Net Premiums Earned                                     505,316        484,782

Loss Ratio                                                 65.8%          63.5%
Expense Ratio                                              25.6%          25.7%
Combined Ratio                                             91.4%          89.2%

California Automobile lines
Net Premiums Written                               $    480,644   $    461,993
Net Premiums Earned                                     460,569        447,796

Loss Ratio                                                 65.1%          64.7%
Expense Ratio                                              25.6%          25.6%
Combined Ratio                                             90.7%          90.3%

California Homeowners line
Net Premiums Written                               $     37,223   $     32,026
Net Premiums Earned                                      37,336         31,468

Loss Ratio                                                 73.4%          47.4%
Expense Ratio                                              24.9%          25.8%
Combined Ratio                                             98.3%          73.2%

Non-California Operations (2)
Net Premiums Written                               $    203,751   $    130,185
Net Premiums Earned                                     179,398        107,155

Loss Ratio                                                 64.4%          60.0%
Expense Ratio                                              31.4%          28.8%
Combined Ratio                                             95.8%          88.8%

                                                 At                At
Policies-in-force (000's)                  March 31, 2005   March 31, 2004
----------------------------------------   --------------   --------------
California Personal Auto                            1,081            1,041
California Commercial Auto                             21               21
Non-California Personal Auto                          353              216
California Homeowners                                 221              196
Florida Homeowners                                     16               11

All ratios are calculated on GAAP basis.

(1) Total California operations includes homeowners, auto, commercial property and other immaterial California business lines

(2) Includes all states except California

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                  Mercury General Corporation and Subsidiaries
                  Condensed Balance Sheet and Other Information
                        (000's) except per-share amounts

                                             March 31, 2005   December 31, 2004
                                             --------------   -----------------
                                              (unaudited)
Investments - available for sale
 Fixed maturities at market
  (amortized cost $2,269,598 in 2005
   and $2,164,955 in 2004)                   $    2,327,639   $       2,245,311
 Equity securities at market
  (cost $210,938 in 2005 and
  $210,553 in 2004)                                 256,768             254,362
 Short-term cash investments, at cost,
  which approximates market                         456,164             421,369
   Total investments                              3,040,571           2,921,042
Net receivables                                     360,859             367,662
Deferred policy acquisition costs                   183,429             174,840
Other assets                                        171,290             146,199
   Total assets                              $    3,756,149   $       3,609,743

Loss and loss adjustment expenses            $      919,872   $         900,744
Unearned premiums                                   844,828             799,679
Other liabilities                                   371,279             325,029
Notes payable                                       136,001             124,743
Shareholders' equity                              1,484,169           1,459,548
   Total liabilities and
    shareholders' equity                     $    3,756,149   $       3,609,743
Common stock - shares outstanding                    54,541              54,515
Book value per share                         $        27.21   $           26.77
Statutory surplus                             $1.39 billion       $1.36 billion
Portfolio duration                                3.0 years           3.2 years

SOURCE  Mercury General Corporation
    -0-                             05/02/2005

    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/

    /Web site:  http://www.mercuryinsurance.com /